Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Nathaniel Brown
212.852.7746
nbrown@newscorp.com

NEWS CORPORATION STOCKHOLDERS APPROVE CHARTER AMENDMENTS

RELATED TO SEPARATION OF ITS BUSINESSES

NEW YORK, NY – June 11, 2013 – News Corporation announced that, at today’s Special Meeting of Stockholders, the Company received approval for the proposed amendments to its Restated Certificate of Incorporation that enable the separation of its businesses into two independent, publicly traded companies as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 30, 2013. The Company will file the final results of the vote with the SEC today on a Form 8-K that will be available at the SEC’s website at www.sec.gov and at www.newscorp.com/investor. News Corporation is positioned to complete the separation on June 28, 2013.

Rupert Murdoch, Chairman and CEO of News Corporation commented:

“We are pleased that the proposals have been approved by an overwhelming majority of the outstanding shares, and that our shareholders clearly recognize the anticipated benefits of the separation. We are on track to complete the separation on June 28 and look forward to launching two new industry leaders.”

News Corporation Separation

On June 28, 2012, News Corporation announced its intent to pursue the separation of its business into two separate independent companies, one of which will hold the Company’s global media and entertainment businesses and the other which will hold the businesses comprising News Corporation’s newspapers, information services and integrated marketing services, digital real estate services, book publishing, digital education and sports programming and pay-TV distribution in Australia.

About News Corporation

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of March 31, 2013 of approximately US$68 billion and total annual revenues of approximately US$35 billion. News Corporation is a diversified global media company with operations in six industry segments: cable network programming; filmed entertainment; television; direct broadcast satellite television; publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.

For more information about News Corporation, please visit www.newscorp.com

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